Exhibit 11.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of Coyuchi, Inc. (the “Annual Report”) of our reports dated May 31, 2024 and June 27, 2023, with respect to our audits of the financial statements of Coyuchi, Inc. as of December 31, 2023 and 2022, respectively, and for each of the years then ended, which reports appear in the Annual Report.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

May 31, 2024

PCAOB ID#: 318